CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-154254 on Form N-2 of our report dated January 23, 2009, relating to the financial statements and financial highlights of Energy Income and Growth Fund appearing in the Annual Report on Form N-CSR of Energy Income and Growth Fund for the year ended November 30, 2008. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Experts" and "Financial Statements and Report of Independent Registered Public Accounting Firm" in the Statement of Additional Information, both of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP
Chicago, Illinois

March 16, 2009